CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,033,000	$413.70

Pricing supplement no. 1428
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 6-I dated November 14, 2011 and
underlying supplement no. 4-III dated June 29, 2012	Registration Statement No. 333-177923 Dated May 28, 2013 Rule 424(b)(2)

Structured Investments	$3,033,000 Market-Linked Notes with Contingent Coupons Linked to the Performance of the JPMorgan ETF Efficiente 5 Index due May 31, 2023

General

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing May 31, 2023*
•	Cash payment at maturity of principal plus the Additional Amount** and the final Contingent Coupon, if any, as described below
•	The notes are designed for investors who seek exposure to any appreciation of the JPMorgan ETF Efficiente 5 Index at maturity and who seek a Contingent Coupon** with respect to each quarterly Coupon Review Date on which the Index closing level of the JPMorgan ETF Efficiente 5 Index is greater than or equal to its Initial Index Level. The notes may be appropriate for investors requiring asset and investment strategy diversification. Investors should be willing to forgo fixed coupons and dividend payments, while seeking payment of your principal in full at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	The level of the Index reflects the deduction of a fee of 0.50% per annum that accrues daily.
•	Investors will receive no coupon payments if the Index closing level is less than the Initial Index Level on each quarterly Coupon Review Date.
•	Investing in the notes is not equivalent to investing in the JPMorgan ETF Efficiente 5 Index, any of the Basket Constituents or any of the assets underlying the Basket Constituents.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on May 28, 2013 and are expected to settle on or about May 31, 2013.
•	The stated payout, including the repayment of principal, is available from JPMorgan Chase & Co. only at maturity.
•	The notes will not be listed on an exchange and may have limited or no liquidity.
•	The terms of the notes as set forth below, to the extent they differ or conflict with those set forth in the accompanying product supplement no. 6-I, will supersede the terms set forth in the accompanying product supplement. Among other things, your payment at maturity will be determined as described below under “Key Terms — Payment at Maturity.” See “Supplemental Terms of the Notes” in this pricing supplement for more information.

Key Terms

Index:	JPMorgan ETF Efficiente 5 Index (the “Index”)
Payment at Maturity:

At maturity, you will receive, in addition to the final Contingent Coupon, if any, a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount**, which may be zero.

You will be entitled to repayment of principal in full only at maturity, subject to the credit risk of JPMorgan Chase & Co.

Additional Amount**:	The Additional Amount per $1,000 principal amount note payable at maturity will equal $1,000 × the Index Return × the Participation Rate, provided that the Additional Amount** will not be less than zero.
Participation Rate:	100%
Contingent Coupons**:

If the Index closing level on any quarterly Coupon Review Date is greater than or equal to the Initial Index Level, you will receive on the applicable Coupon Payment Date for each $1,000 principal amount note a Contingent Coupon** equal to $1,000 × Coupon Rate × ¼.

If the Index closing level on any Coupon Review Date is less than the Initial Index Level, no Contingent Coupon will be made on the applicable Coupon Payment Date.

Coupon Rate:	3.35% per annum, if applicable, payable at a rate of 0.8375% per quarter
Coupon Review Dates*:	August 27, 2013, November 25, 2013, February 25, 2014, May 27, 2014, August 26, 2014, November 24, 2014, February 24, 2015, May 26, 2015, August 26, 2015, November 24, 2015, February 24, 2016, May 25, 2016, August 26, 2016, November 25, 2016, February 23, 2017, May 25, 2017, August 28, 2017, November 27, 2017, February 23, 2018, May 25, 2018, August 28, 2018, November 27, 2018, February 25, 2019, May 28, 2019, August 27, 2019, November 25, 2019, February 25, 2020, May 26, 2020, August 26, 2020, November 24, 2020, February 23, 2021, May 25, 2021, August 26, 2021, November 24, 2021, February 23, 2022, May 25, 2022, August 26, 2022, November 25, 2022, February 23, 2023 and the Observation Date
Coupon Payment Dates*:	August 30, 2013, November 29, 2013, February 28, 2014, May 30, 2014, August 29, 2014, November 28, 2014, February 27, 2015, May 29, 2015, August 31, 2015, November 30, 2015, February 29, 2016, May 31, 2016, August 31, 2016, November 30, 2016, February 28, 2017, May 31, 2017, August 31, 2017, November 30, 2017, February 28, 2018, May 31, 2018, August 31, 2018, November 30, 2018, February 28, 2019, May 31, 2019, August 30, 2019, November 29, 2019, February 28, 2020, May 29, 2020, August 31, 2020, November 30, 2020, February 26, 2021, May 28, 2021, August 31, 2021, November 30, 2021, February 28, 2022, May 31, 2022, August 31, 2022, November 30, 2022, February 28, 2023 and the Maturity Date
Index Return:	Ending Index Level – Initial Index Level Initial Index Level
Initial Index Level:	The Index closing level on the pricing date, which was 118.72
Ending Index Level:	The Index closing level on the Observation Date
Observation Date*:	May 25, 2023
Maturity Date*:	May 31, 2023
CUSIP:	48126D3x5
ISIN:	US48126D3X59
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity,” “Description of Notes — Interest Payments” in the accompanying product supplement no. 6-I and “Supplemental Terms of Notes — Postponement of a Determination Date — Notes linked solely to the ETF Efficiente Index” in the accompanying underlying supplement no. 4-III and “Supplemental Terms of the Notes” in this pricing supplement.
**	Subject to the impact of a commodity hedging disruption event as described under “General Terms of Notes — Additional Index Provisions — A. Consequences of a Commodity Hedging Disruption Event — Early Determination of the Additional Amount” in the accompanying product supplement no. 6-I. In the event of a commodity hedging disruption event, we have the right, but not the obligation, to cease paying further Contingent Coupons and to cause the note calculation agent to determine on the commodity hedging disruption date the value of the Additional Amount payable at maturity. Under these circumstances, the value of the Additional Amount payable at maturity will be determined prior to, and without regard to the level of the Index on, the Observation Date. Please see “Selected Risk Considerations — We May Determine the Additional Amount for Your Notes Early If a Commodity Hedging Disruption Event Occurs” for additional information.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 6-I, “Risk Factors” beginning on page US-6 of the accompanying underlying supplement no. 4-III and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	UBS Commissions (2)	Other Fees (3)	Proceeds to Us
Per note	$1,000	$50	$30	$920
Total	$3,033,000	$151,650	$90,990	$2,790,360
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $50.00 per $1,000 principal amount note.
(3)	J.P. Morgan Securities LLC, which we refer to as JPMS, will receive compensation of $30.00 per $1,000 principal amount note, which reflects the projected profits that our affiliates expect to realize for assuming the risks inherent in hedging our obligations under the notes. For additional related information, please see “Supplemental Plan of Distribution” in this pricing supplement.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

May 28, 2013

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 6-I dated November 14, 2011 and underlying supplement no. 4-III dated June 29, 2012. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated May 2, 2013 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 6-I and “Risk Factors” in the accompanying underlying supplement no. 4-III, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 6-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007596/e46161_424b2.pdf
•	Underlying supplement no. 4-III dated June 29, 2012: http://www.sec.gov/Archives/edgar/data/19617/000089109212003615/e48971_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

You may access additional information regarding The JPMorgan ETF Efficiente 5 Index in the Strategy Guide at the following URL:

http://www.sec.gov/Archives/edgar/data/19617/000095010313002214/crt_dp37432-fwp.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

We may create and issue additional notes with the same terms as these notes, so that any additional notes will be considered part of the same tranche as these notes.

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement:

•	all references to “Interest Rate” and “Interest Payment Date” in the accompanying product supplement no. 6-I are deemed to refer to “Coupon Rate” and “Coupon Payment Date,” respectively.
•	the Coupon Review Dates are Determination Dates as described in the accompanying product supplement no. 6-I and are subject to postponement as described under “Supplemental Terms of Notes — Postponement of a Determination Date — Notes linked solely to the ETF Efficiente Index” in the accompanying underlying supplement no. 4-III. If, due to a non-trading day or a market disruption event, a Coupon Review Date is postponed so that it falls less than three business days prior to the applicable scheduled Coupon Payment Date, that Coupon Payment Date will be postponed to the third business day following that Coupon Review Date, as postponed, and the applicable Contingent Coupon will be payable on that Coupon Payment Date, as postponed, with the same force and effect as if that Coupon Payment Date had not been postponed, and no additional interest will accrue or be payable as a result of the delayed payment;
•	Contingent Coupons will be calculated as described above under “Key Terms — Contingent Coupons” and “Key Terms — Coupon Rate” and will not be calculated based on a 360-day year of twelve 30-day months;
•	notwithstanding anything to the contrary in the accompanying product supplement no. 6-I, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be determined by the note calculation agent and will be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described above under “Key Terms — Payment at Maturity,” calculated as if the date of acceleration were (a) the Observation Date, (b) the final Coupon Review Date and (c) the Final Disrupted Determination Date (if the date of acceleration is a Disrupted Day), provided that any Contingent Coupon payable as a result of treating the
JPMorgan Structured Investments —	PS-1
Market-Linked Notes with Contingent Coupons Linked to the JPMorgan ETF Efficiente 5 Index

date of acceleration as the final Coupon Review Date will be prorated based on the ratio of the actual number of days from and including the previous Coupon Payment Date to but excluding the accelerated maturity date over the number of days from and including the previous Coupon Payment Date to but excluding the next scheduled Coupon Payment Date;

•	notwithstanding anything to the contrary in the accompanying product supplement no. 6-I or the underlying supplement no. 4-III, the consequences of a commodity hedging disruption event will be as follows:

If a commodity hedging disruption event (as defined under “General Terms of Notes — Additional Index Provisions — A. Consequences of a Commodity Hedging Disruption Event — Commodity Hedging Disruption Events” in the accompanying product supplement no. 6-I) occurs, we will have the right, but not the obligation, to cease paying further Contingent Coupons and to adjust your payment at maturity based on determinations made by the note calculation agent described below. If we choose to exercise this right, in making this adjustment, the note calculation agent will determine, in good faith and in a commercially reasonable manner, the Option Value (as defined below) as of the date on which the note calculation agent determines that a commodity hedging disruption event has occurred (such date, a “commodity hedging disruption date”). The “Option Value” will be a fixed amount representing the forward price of the embedded option representing the Additional Amount payable on the notes at maturity and the forward price of the embedded option representing all of the potential remaining Contingent Coupons from but excluding the commodity hedging disruption date through and including the final Coupon Payment Date, provided that the Option Value may not be less than zero. If we choose to exercise our right to determine the Option Value, we will pay you at maturity, instead of any future Contingent Coupons and the payment at maturity calculated as described above under “Key Terms — Payment at Maturity,” an amount equal to (1) the Option Value (which may not be less than zero) plus (2) $1,000. The commodity hedging disruption event may occur prior to the Observation Date. We will provide, or cause the note calculation agent to provide, written notice of our election to exercise this right to the trustee at its New York office. We (or the note calculation agent) will deliver this notice as promptly as possible and in no event later than the fifth business day immediately following the commodity hedging disruption date. Additionally, we will specify in the notice the Option Value as determined on the commodity hedging disruption date.

JPMorgan Structured Investments —	PS-2
Market-Linked Notes with Contingent Coupons Linked to the JPMorgan ETF Efficiente 5 Index

The JPMorgan ETF Efficiente 5 Index

The JPMorgan ETF Efficiente 5 Index (the “Index”) was developed and is maintained and calculated by J.P. Morgan Securities plc (formerly known as J.P. Morgan Securities Ltd.) (“JPMS plc”), one of our affiliates. JPMS plc acts as the calculation agent for the Index (the “index calculation agent”). The Index is a notional dynamic basket that tracks the excess return of a portfolio of 12 exchange-traded funds (“ETFs”) (each an “ETF Constituent,” and collectively the “ETF Constituents”), with dividends reinvested, and the JPMorgan Cash Index USD 3 Month (the “Cash Constituent”) (each a “Basket Constituent,” and collectively the “Basket Constituents”) above the return of the Cash Constituent, less a fee of 0.50% per annum that accrues daily. The Basket Constituents represent a diverse range of asset classes and geographic regions.

The Index rebalances monthly a synthetic portfolio composed of the Basket Constituents. The Index is based on the “modern portfolio theory” approach to asset allocation, which suggests how a rational investor should allocate his capital across the available universe of assets to maximize return for a given risk appetite. The Index uses the concept of an “efficient frontier” to define the asset allocation of the Index. An efficient frontier for a portfolio of assets defines the optimum return of the portfolio for a given amount of risk. The Index uses the volatility of returns of hypothetical portfolios as the measure of risk. This strategy is based on the assumption that the most efficient allocation of assets is one that maximizes returns per unit of risk. The index level of the ETF Efficiente Index is determined by tracking the return of the synthetic portfolio above the return of the Cash Constituent. The weights assigned to the Basket Constituents within the synthetic portfolio are rebalanced monthly. The strategy assigns the weights to the Basket Constituents based upon the returns and volatilities of multiple hypothetical portfolios comprising the Basket Constituents measured over the previous six months. The re-weighting methodology seeks to identify the weight for each Basket Constituent that would have resulted in the hypothetical portfolio with the highest return over the relevant measurement period, subject to an annualized volatility over the same period of 5% or less. Thus, the portfolio exhibiting the highest return with an annualized volatility of 5% or less is then selected, with the weightings for such portfolio applied to the Basket Constituents. In the event that none of the portfolios has an annualized volatility equal to or less than 5%, this volatility threshold is increased by 1% and this analysis performed again until a portfolio is selected. The weight of the Cash Constituent at any given time represents the portion of the synthetic portfolio that is uninvested at that time and the Index will reflect no return for that portion.

No assurance can be given that the investment strategy used to construct the Index will be successful or that the Index will outperform any alternative basket or strategy that might be constructed from the Basket Constituents. Furthermore, no assurance can be given that the Index will achieve its target volatility of 5%. The actual realized volatility of the Index may be greater or less than 5%.

The Index is described as a “notional” or synthetic portfolio or basket of assets because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Index merely references certain assets, the performance of which will be used as a reference point for calculating the level of the Index.

The following are the Basket Constituents composing the Index and the maximum weighting constraints assigned to the relevant sector and asset type to which each belongs:

	Sector Cap	Basket Constituent	Asset Cap
1	Developed Equities 50%	SPDR® S&P 500® ETF Trust	20%
2		iShares® Russell 2000 Index Fund	10%
3		iShares® MSCI EAFE Index Fund	20%
4	Bonds 50%	iShares® Barclays 20+ Year Treasury Bond Fund	20%
5		iShares® iBoxx $ Investment Grade Corporate Bond Fund	20%
6		iShares® iBoxx $ High Yield Corporate Bond Fund	20%
7	Emerging Markets 25%	iShares® MSCI Emerging Markets Index Fund	20%
8		iShares® Emerging Markets Bond Fund	20%
9	Alternative Investments 25%	iShares® Dow Jones Real Estate Index Fund	20%
10		iShares® S&P GSCI™ Commodity-Indexed Trust	10%
11		SPDR® Gold Trust	10%
12	Inflation Protected Bonds and Cash 50%	iShares® Barclays TIPS Bond Fund	50%
13		JPMorgan Cash Index USD 3 Month	50%

See “The JPMorgan ETF Efficiente 5 Index ” in the accompanying underlying supplement no. 4-III for more information about the Index and the Basket Constituents.

The level of the Index is published each trading day under the Bloomberg ticker symbol “EEJPUS5E.”

JPMorgan Structured Investments —	PS-3
Market-Linked Notes with Contingent Coupons Linked to the JPMorgan ETF Efficiente 5 Index

Selected Purchase Considerations

•	POTENTIAL PRESERVATION OF CAPITAL AT MATURITY — Subject to the credit risk of JPMorgan Chase & Co., the payout formula allows you to receive at least your initial investment in the notes if you hold the notes to maturity, regardless of the performance of the Index. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	APPRECIATION POTENTIAL — At maturity, in addition to your principal and the final Contingent Coupon, if any, for each $1,000 principal amount note you will receive a payment equal to $1,000 × the Index Return × the Participation Rate of 100%, provided that this payment (the Additional Amount) will not be less than zero.
•	QUARTERLY CONTINGENT COUPONS — The notes offer the potential to earn a Contingent Coupon in connection with each quarterly Coupon Review Date of $1,000 × the Coupon Rate × ¼ per $1,000 principal amount note. The Coupon Rate is 3.35% per annum, payable at a rate of 0.8375% per quarter. If the Index closing level on any Coupon Review Date is greater than or equal to the Initial Index Level, you will receive a Contingent Coupon on the applicable Coupon Payment Date. If the Index closing level on any Coupon Review Date is less than the Initial Index Level, no Contingent Coupon will be payable on the applicable Coupon Payment Date. If payable, a Contingent Coupon will be paid to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date.
•	RETURN LINKED TO A NOTIONAL DYNAMIC BASKET THAT TRACKS THE EXCESS RETURN OF A PORTFOLIO OF TWELVE ETFs AND ONE INDEX, REPRESENTING A DIVERSE RANGE OF ASSETS AND GEOGRAPHIC REGIONS — The return on the notes is linked to the performance of the JPMorgan ETF Efficiente 5 Index. The Index tracks the excess return of a portfolio of twelve ETFs and the Cash Constituent using an investment strategy that is based on the modern portfolio theory of asset allocation, which suggests how a rational investor should allocate his capital across the available universe of assets to maximize return for a given risk appetite. The Index uses the concept of an “efficient frontier” to define the asset allocation of the Index. An efficient frontier for a portfolio of assets defines the optimum return of the portfolio for a given amount of risk. The Index uses the volatility of returns of hypothetical portfolios as the measure of risk. This strategy is based on the assumption that the most efficient allocation of assets is one that maximizes returns per unit of risk. See “The JPMorgan ETF Efficiente 5 Index ” in the accompanying underlying supplement no. 4-III.
•	TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” and in particular the subsection thereof entitled “—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement no. 6-I. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” You generally will be required to accrue original issue discount on your notes in each taxable year at the “comparable yield,” as determined by us, subject to certain adjustments to reflect the differences between the actual and “projected” amounts of any payments you receive during the year, with the result that your taxable income in any year may differ significantly from the Contingent Coupons, if any, you receive in that year. Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of original issue discount you have accrued in respect of the note (determined without regard to any of the adjustments described above), and decreased by the amount of any projected payments in respect of the note through the date of the sale or exchange. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if we elect to pay you the “Option Value” in lieu of any remaining Contingent Coupons and the Additional Amount, as a result of a commodity hedging disruption event as described above in “Supplemental Terms of the Notes.” Under these rules, you would be required to account for the differences between the originally projected payments and the fixed amounts of those payments (i.e., for each Contingent Coupon, zero, and for the Additional Amount, the Option Value) in a reasonable manner over the period to which the differences relate. In addition, you would be required to make adjustments to, among other things, your accrual periods and your adjusted basis in your notes. The character of any gain or loss on a sale or exchange of your notes would also be affected. You should consult your tax adviser concerning the application of these rules. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.
JPMorgan Structured Investments —	PS-4
Market-Linked Notes with Contingent Coupons Linked to the JPMorgan ETF Efficiente 5 Index

Non-U.S. Holders — Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

The discussion in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “—Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

•	COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We have determined that the “comparable yield” is an annual rate of 3.62%, compounded quarterly. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount note consists of the following payments:
Payment Dates	Projected Payment Amounts
August 30, 2013	$7.03
November 29, 2013	$7.03
February 28, 2014	$6.79
May 30, 2014	$6.86
August 29, 2014	$6.86
November 28, 2014	$6.62
February 27, 2015	$6.62
May 29, 2015	$6.84
August 31, 2015	$6.76
November 30, 2015	$6.52
February 29, 2016	$6.45
May 31, 2016	$6.52
August 31, 2016	$6.35
November 30, 2016	$6.35
February 28, 2017	$6.21
May 31, 2017	$6.35
August 31, 2017	$6.18
November 30, 2017	$6.18
February 28, 2018	$6.04
May 31, 2018	$6.00
August 31, 2018	$6.00
November 30, 2018	$6.00
February 28, 2019	$5.70
May 31, 2019	$5.83
August 30, 2019	$5.83
November 29, 2019	$5.83
February 28, 2020	$5.77
May 29, 2020	$5.72
August 31, 2020	$5.72
November 30, 2020	$5.66
February 26, 2021	$5.41
May 28, 2021	$5.61
JPMorgan Structured Investments —	PS-5
Market-Linked Notes with Contingent Coupons Linked to the JPMorgan ETF Efficiente 5 Index

Payment Dates	Projected Payment Amounts
August 31, 2021	$5.61
November 30, 2021	$5.49
February 28, 2022	$5.20
May 31, 2022	$5.32
August 31, 2022	$5.32
November 30, 2022	$5.15
February 28, 2023	$5.03
May 31, 2023	$1,140.50

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount of any Contingent Coupon or the Additional Amount that we will pay on the notes.

In addition, assuming quarterly accrual periods, the following table sets out the amount of OID that will accrue with respect to a note during each calendar year, based upon our determination of the comparable yield and projected payments schedule:

Calendar Period	Accrued OID During Calendar Period (Per $1,000 Principal Amount Note)	Total Accrued OID from Issue Date (Per $1,000 Principal Amount Note) as of End of Calendar Period
May 31, 2013 through December 31, 2013	$21.25	$21.25
January 1, 2014 through December 31, 2014	$36.41	$57.66
January 1, 2015 through December 31, 2015	$36.86	$94.52
January 1, 2016 through December 31, 2016	$37.14	$131.65
January 1, 2017 through December 31, 2017	$37.46	$169.11
January 1, 2018 through December 31, 2018	$37.93	$207.04
January 1, 2019 through December 31, 2019	$38.56	$245.60
January 1, 2020 through December 31, 2020	$39.23	$284.84
January 1, 2021 through December 31, 2021	$39.85	$324.69
January 1, 2022 through December 31, 2022	$40.30	$364.99
January 1, 2023 through May 31, 2023	$12.27	$377.26

The amounts you actually receive on any Coupon Payment Date, at maturity or upon any earlier sale or exchange of your notes will affect your income for that year, as described above under “— Taxed as Contingent Payment Debt Instruments.”

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index, any of the Basket Constituents or any of the securities, commodities, commodity futures contracts or other assets underlying the Basket Constituents. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 6-I dated November 14, 2011 and the “Risk Factors” section of the accompanying underlying supplement no. 4-III dated June 29, 2012.

•	MARKET RISK — The return on the notes at maturity is linked to the performance of the Index, and will depend on whether, and the extent to which, the Index Return is positive and whether Contingent Coupons are payable over the term of the notes, including at maturity. YOU WILL RECEIVE NO MORE THAN THE PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE INDEX RETURN IS NEGATIVE.
•	THE NOTES MIGHT NOT PAY MORE THAN THE PRINCIPAL AMOUNT AT MATURITY — You may receive a lower payment at maturity than you would have received if you had invested directly in the Index, any of its Basket Constituents or any of the securities, commodities, commodity futures contracts or other assets underlying the Basket Constituents or contracts relating to the Index or any of the Basket Constituents for which there is an active secondary market or if you had invested in conventional debt securities with the same maturity issued by us. If the Ending Index Level does not exceed the Initial Index Level, the Additional Amount will be zero. In addition, you will not receive any Contingent Coupon at maturity if the Ending Index Level is less than the Initial Index Level. This will be true even if the level of the Index was higher than the Initial Index Level at some time during the term of the notes but falls below the Initial Index Level on the Observation Date.
JPMorgan Structured Investments —	PS-6
Market-Linked Notes with Contingent Coupons Linked to the JPMorgan ETF Efficiente 5 Index

•	THE NOTES DO NOT PROVIDE FOR REGULAR COUPONS, AND YOU MAY NOT RECEIVE ANY COUPONS THROUGHOUT THE TEN-YEAR TERM OF THE NOTES — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay coupons is linked to the performance of the Index. We will pay a Contingent Coupon with respect to a Coupon Review Date only if the Index closing level on that Coupon Review Date is greater than or equal to the Initial Index Level. If the Index closing level on that Coupon Review Date is less than the Initial Index Level, no Contingent Coupon will be payable with respect to that Coupon Review Date, and the Contingent Coupon that would otherwise have been payable with respect to that Coupon Review Date will not be accrued and subsequently paid. Accordingly, if the Index closing level on each Coupon Review Date is less than the Initial Index Level, you will not receive any coupons over the term of the notes.
•	THE LEVEL OF THE INDEX WILL INCLUDE THE DEDUCTION OF A FEE — One way in which the Index may differ from a typical index is that its level will include a deduction from the performance of the Basket Constituents over the Cash Constituent of a fee of 0.50% per annum. This fee will be deducted daily. As a result of the deduction of this fee, the level of the Index will trail the value of a hypothetical identically constituted synthetic portfolio from which no such fee is deducted.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	WE MAY CEASE PAYING FURTHER CONTINGENT COUPONS AND ADJUST YOUR PAYMENT AT MATURITY IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we have the right, but not the obligation, to cease paying further Contingent Coupons and to adjust your payment at maturity. In making such adjustment, the calculation agent will determine in good faith and in a commercially responsible manner the forward price of the embedded option representing the Additional Amount payable on the notes at maturity and the forward price of the embedded option representing all of the potential remaining Contingent Coupons from but excluding the commodity hedging disruption date through and including the final Coupon Payment Date (the “Option Value”) as of the date on which we declare a commodity hedging disruption event (such date, a “commodity hedging disruption date”), which may be significantly earlier than the Observation Date. If we choose to exercise our right to determine the Option Value, we will pay you at maturity, instead of any future Contingent Coupons and the payment at maturity calculated as described above under “Key Terms — Payment at Maturity,” an amount equal to (1) the Option Value (which may not be less than zero) plus (2) $1,000. Under these circumstances, you will receive no further Contingent Coupons, the amount due and payable on your notes will be due and payable only at maturity and the amount you receive at maturity will not reflect any further appreciation of the Index after such early determination. Please see “General Terms of Notes — Additional Index Provisions — A. Consequences of a Commodity Hedging Disruption Event — Commodity Hedging Disruption Events” in the accompanying product supplement and “Supplemental Terms of the Notes” in this pricing supplement for more information.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as note calculation agent — the entity that, among other things, determines the Index closing levels to be used to determine your payment at maturity, as well as whether you will receive a Contingent Coupon with respect to any Coupon Review Date — and acting as index calculation agent and sponsor of the Index and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the note calculation agent, index calculation agent, sponsor of the Index, and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 6-I for additional information about these risks.

In addition, one of our affiliates, JPMS, is the sponsor of one of the Basket Constituents (the Cash Constituent). JPMS is also the sponsor of the JPMorgan EMBI Global Core Index, which is the index underlying the iShares® JPMorgan USD Emerging Markets Bond Fund. JPMS may, as a last resort, if there are no valid prices available for composite instruments included in the JPMorgan EMBI Global Core Index, price such composite instruments by asking JPMS traders to provide a market bid and ask. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the values of the Cash Constituent, the JPMorgan EMBI Core Index and the notes.

JPMorgan Structured Investments —	PS-7
Market-Linked Notes with Contingent Coupons Linked to the JPMorgan ETF Efficiente 5 Index

•	MAXIMUM CONTINGENT COUPON ON THE NOTES — If the Index closing level on any Coupon Review Date is greater than or equal to the Initial Index Level, the Coupon Rate used to calculate the applicable Contingent Coupon will be 3.35% per annum, payable at a rate of 0.8375% per quarter, regardless of the appreciation on the Index. Accordingly, the Contingent Coupon, if any, payable on each Coupon Payment Date will be limited to $8.375, regardless of the actual appreciation of the Index, which may be significant.
•	THE INDEX CLOSING LEVEL MAY BE HIGHER THAN THE INITIAL INDEX BEFORE AND AFTER A COUPON REVIEW DATE BUT DECREASE BELOW THE INITIAL INDEX LEVEL ON THE COUPON REVIEW DATE — In order to determine whether a Contingent Coupon is payable on a Coupon Payment Date, the Calculation Agent will determine the Index closing level only on the applicable Coupon Review Date. Therefore, even if the Index closing level was higher than the Initial Index level at any time prior to or after the relevant Coupon Review Date (including on dates near the Coupon Review Date), if the Initial Index Level on that Coupon Review Date is less than the Initial Index Level, you will not receive a Contingent Coupon on the applicable Coupon Payment Date.
•	OUR AFFILIATE, J.P. MORGAN SECURITIES PLC, OR JPMS PLC, IS THE INDEX CALCULATION AGENT AND MAY ADJUST THE INDEX IN A WAY THAT AFFECTS ITS LEVEL — JPMS plc, one of our affiliates, acts as the index calculation agent and is responsible for calculating and maintaining the Index and developing the guidelines and policies governing its composition and calculation. The rules governing the Index may be amended at any time by JPMS plc, in its sole discretion, and the rules also permit the use of discretion by JPMS plc in specific instances, such as the right to substitute a Basket Constituent. Unlike other indices, the maintenance of the Index is not governed by an independent committee. Although judgments, policies and determinations concerning the Index are made by JPMS plc, JPMorgan Chase & Co., as the parent company of JPMS plc, ultimately controls JPMS plc.

In addition, the policies and judgments for which JPMS plc is responsible could have an impact, positive or negative, on the level of the Index and the value of your notes. JPMS plc is under no obligation to consider your interests as an investor in the notes. Furthermore, the inclusion of the Basket Constituents in the Index is not an investment recommendation by us or JPMS plc of the Basket Constituents or any of the securities, commodities, commodity futures contracts or other assets underlying the Basket Constituents.

•	JPMS, UBS AND THEIR AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS, OR RECOMMENDATIONS COULD AFFECT THE MARKET VALUE OF THE NOTES — JPMS, UBS and their affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. JPMS, UBS and their affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by JPMS, UBS or their affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Basket Constituents and the securities, commodities, commodity futures contracts and currencies underlying the Basket Constituents to which the notes are linked.
•	CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY – While any payment on the notes described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes UBS’ commission, JPMS’ compensation and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’ commission, JPMS’ compensation and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below. You must hold your notes to maturity to receive the stated payout from JPMorgan Chase & Co., including the full repayment of your principal amount.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE COMMODITY FUTURES CONTRACTS UNDERLYING ONE OF THE BASKET CONSTITUENTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — The commodity futures contracts underlying one of the Basket Constituents, the iShares® S&P GSCI™ Commodity-Indexed Trust, are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the level of the Index. Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of your notes. Additionally, in accordance with the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission (the “CFTC”) in 2011 adopted regulations that establish position limits for certain commodity-based futures contracts, such as futures contracts on certain energy, agricultural and metals based commodities; however, in 2012, the U.S. District Court for the District of Columbia vacated the CFTC rules. The CFTC has appealed the District Court’s decision, but no subsequent decision has yet been made. It is expected that the CFTC will also re-propose position
JPMorgan Structured Investments —	PS-8
Market-Linked Notes with Contingent Coupons Linked to the JPMorgan ETF Efficiente 5 Index

limit rules. Any of those rules may reduce liquidity in the exchange-traded market for those commodity-based futures contracts and may result in the index calculation agent exercising its discretionary right to exclude or substitute Basket Constituents, which may, in turn, have an adverse effect on the level of the Index and your payment at maturity and whether you will receive a Contingent Coupon with respect to any Coupon Review Date. Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the notes resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, cease paying further Contingent Coupons and adjust your payment at maturity. Please see “Selected Risk Considerations — We May Cease Paying Further Contingent Coupons and Adjust Your Payment at Maturity If a Commodity Hedging Disruption Event Occurs” and “Supplemental Terms of the Notes.”

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities, commodities, commodity futures contracts or other assets underlying the Basket Constituents would have.
•	The Index may not be successful, outperform any alternative strategy that might be employed in respect of the basket constituents or achieve its target volatility — The Index follows a notional rules-based proprietary strategy that operates on the basis of pre-determined rules. No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed in respect of the Basket Constituents. Furthermore, no assurance can be given that the Index will achieve its target volatility of 5%. The actual realized volatility of the Index may be greater or less than 5%.
•	THE INDEX COMPRISES NOTIONAL ASSETS AND LIABILITIES — The exposures to the Basket Constituents are purely notional and will exist solely in the records maintained by or on behalf of the index calculation agent. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. Consequently, you will not have any claim against any of the reference assets that compose the Index. The Index tracks the excess return of a notional dynamic basket of assets over the Cash Constituent and, as such, any allocation to the Cash Constituent will result in this portion of the portfolio not being invested. Unless an extraordinary event occurs, the Cash Constituent will be subject to a maximum weight of 50% in the Index. Please see “— The Basket Constituents Composing the Index May Be Replaced by a Substitute ETF or Index” for more information about the consequences of an extraordinary event.
•	OWNING THE NOTES INVOLVES THE RISKS ASSOCIATED WITH THE INDEX’S MOMENTUM INVESTMENT
STRATEGY — The Index employs a mathematical model intended to implement what is generally known as a momentum investment strategy, which seeks to capitalize on positive market price trends based on the supposition that positive market price trends may continue. This strategy is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Index may fail to realize gains that could occur as a result of holding assets that have experienced price declines, but after which experience a sudden price spike.
•	The investment strategy used to construct the Index involves Monthly rebalancing and weighting caps that are applied to the Basket Constituents — The Basket Constituents are subject to monthly rebalancing and maximum weighting caps by asset type and on subsets of assets. By contrast, a synthetic portfolio that does not rebalance monthly and is not subject to any weighting caps in this manner could see greater compounded gains over time through exposure to a consistently and rapidly appreciating portfolio consisting of the Basket Constituents. Therefore, your return on the notes may be less than the return you could realize on an alternative investment that was not subject to rebalancing and weighting caps.
•	CHANGES IN THE VALUES OF THE BASKET CONSTITUENTS MAY OFFSET EACH OTHER — Because the notes are linked to the Index, which is linked to the performance of the Basket Constituents, which collectively represent a diverse range of asset classes and geographic regions, price movements between the Basket Constituents representing different asset classes or geographic regions may not correlate with each other. At a time when the value of a Basket Constituent representing a particular asset class or geographic region increases, the value of other Basket Constituents representing a different asset class or geographic region may not increase as much or may decline. Therefore, in calculating the level of the Index, increases in the values of some of the Basket Constituents may be moderated, or more than offset, by lesser increases or declines in the values of other Basket Constituents.
•	THE ETF EFFICIENTE INDEX MAY BE PARTIALLY UNINVESTED — The weight of the Cash Constituent at any given time represents the portion of the synthetic portfolio that is uninvested at that time. The ETF Efficiente Index will reflect no return for any uninvested portion (i.e., any portion represented by the Cash Constituent). While the weight of the Cash Constituent is normally limited by a weighting constraint of 50%, if, as a result of an extraordinary event, any Basket Constituent is replaced with the Cash Constituent, the aggregate weight of the Cash Constituent would be allowed to exceed 50% because a portion of such aggregate weight would be subject to the weighting constraints specific to the replaced Basket Constituent and not the weighting constraints specific to the Cash Constituent. See “The Basket Constituents Composing the Index May Be Replaced by a Substitute ETF or Index” below.
•	CORRELATION OF PERFORMANCES AMONG THE BASKET CONSTITUENTS MAY REDUCE PERFORMANCE OF THE NOTES — Performances of the Basket Constituents may become highly correlated from time to time during the term of the notes, including, but not limited to, a period in which there is a substantial decline in a particular sector or asset type represented by the Basket Constituents and that has a higher weighting in the Index relative to any of the
JPMorgan Structured Investments —	PS-9
Market-Linked Notes with Contingent Coupons Linked to the JPMorgan ETF Efficiente 5 Index

other sectors or asset types, as determined by the Index’s strategy. High correlation during periods of negative returns among Basket Constituents representing any one sector or asset type and which Basket Constituents have a substantial percentage weighting in the Index could cause you to receive only a return of your principal amount at maturity.

•	THE INDEX HAS A LIMITED OPERATING HISTORY AND MAY PERFORM IN UNANTICIPATED WAYS — The Index was established on October 29, 2010, and therefore has a limited operating history. Past performance should not be considered indicative of future performance.
•	HYPOTHETICAL BACK-TESTED DATA RELATING TO THE INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND ARE SUBJECT TO INHERENT LIMITATIONS — The hypothetical back-tested performance of the Index set forth under “Hypothetical Back-tested Data and Historical Information” in this pricing supplement is purely theoretical and does not represent the actual historical performance of the Index and has not been verified by an independent third party. For time periods prior to the launch of an ETF Constituent and that ETF Constituent’s initial satisfaction of a minimum liquidity standard, the hypothetical back-tested performance set forth under “Hypothetical Back-tested Data and Historical Information” in this pricing supplement was calculated using alternative performance information derived from a related index, after deducting hypothetical fund fees, rather than the performance information for that ETF Constituent.

Alternative modeling techniques or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth under “Hypothetical Back-tested Data and Historical Information” in this pricing supplement. In addition, back-tested, hypothetical historical results have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. As with actual historical data, hypothetical back-tested data should not be taken as an indication of future performance.

•	An investment in the NOTES is subject to risks associated with non-U.S. securities markets, including emerging markets — Some or all of the equity securities that are held by two of the Basket Constituents, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund, have been issued by non-U.S. companies. In addition, the iShares® iBoxx $ Investment Grade Corporate Bond Fund and the iShares® iBoxx $ High Yield Corporate Bond Fund, which are also Basket Constituents, may include U.S. dollar-denominated bonds of foreign corporations. Moreover, the bonds held by the iShares® JPMorgan USD Emerging Markets Bond Fund have been issued by 33 countries. Investments in the notes, which are linked in part to the economic stability and development of such countries, involve risks associated with investments in, or the securities markets in, those countries. The impact of any of these risks may enhance or offset some or all of any change resulting from another factor or factors. See “Risk Factors” in the accompanying product supplement and “Risk Factors” in the accompanying underlying supplement for more information on these risks.
•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of some or all of the securities composing two of the thirteen Basket Constituents (the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund) (the “Component Securities”) are converted into U.S. dollars for purposes of calculating the value of the relevant Basket Constituent, your notes will be exposed to currency exchange rate risk with respect to each of the relevant currencies. Your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the weight of the Component Securities denominated in each such currency. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the value of the relevant Basket Constituents will be adversely affected, which may adversely affect any payments on the notes.
•	THERE ARE RISKS ASSOCIATED WITH THE ETF CONSTITUENTS — Although shares of the ETF Constituents are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the ETF Constituents or that there will be liquidity in the trading market. The ETF Constituents are subject to management risk, which is the risk that the investment strategies of their investment advisers, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the ETF Constituents, and consequently, the value of the notes.
•	THERE ARE DIFFERENCES BETWEEN THE ETF CONSTITUENTS AND THEIR UNDERLYING INDICES — The ETF Constituents do not fully replicate their respective underlying indices and may hold securities not included in their respective underlying indices, and their performances will reflect additional transaction costs and fees that are not included in the calculation of their underlying indices, all of which may lead to a lack of correlation between the ETF Constituents and their respective underlying indices. In addition, corporate actions with respect to the sample of securities (such as mergers and spin-offs) may impact the variance between the ETF Constituents and their respective underlying indices. Finally, because the shares of the ETF Constituents are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of any of the ETF Constituents may differ from the net asset value per share of such ETF Constituent.
JPMorgan Structured Investments —	PS-10
Market-Linked Notes with Contingent Coupons Linked to the JPMorgan ETF Efficiente 5 Index

•	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FIXED-INCOME SECURITIES, INCLUDING INTEREST RATE-RELATED RISKS — Five of the Basket Constituents (the iShares® Barclays 20+ Year Treasury Bond Fund, the iShares® iBoxx $ Investment Grade Corporate Bond Fund, the iShares® iBoxx $ High Yield Corporate Bond Fund, the iShares® Emerging Markets Bond Fund and the iShares® Barclays TIPS Bond Fund, which we collectively refer to as the Bond ETFs) are bond ETFs that attempt to track the performance of indices composed of fixed income securities. Investing in the notes linked indirectly to these Basket Constituents differs significantly from investing directly in bonds to be held to maturity as the values of the Bond ETFs change, at times significantly, during each trading day based upon the current market prices of their underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds. The market prices of the bonds underlying each of the iShares® iBoxx $ Investment Grade Corporate Bond Fund and the iShares® iBoxx $ High Yield Corporate Bond Fund are determined by reference to the bid and ask quotations provided by 9 contributing banks, one of which is us. JPMS is also the sponsor of the JPMorgan EMBI Global Core Index, which is the index underlying the iShares® JPMorgan USD Emerging Markets Bond Fund. JPMS may, as a last resort, if there are no valid prices available for instruments included in the JPMorgan EMBI Global Core Index, price such instruments by asking JPMS traders to provide a market bid and ask.

In general, fixed-income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed-income securities, including those underlying the Bond ETFs, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations.

Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength in the U.S. economy and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	central bank policies regarding interest rates; and
•	the performance of U.S. and foreign capital markets.

Recently, U.S. treasury notes have been trading near their historic high trading price. If the price of the U.S. treasury notes reverts to its historic mean or otherwise falls, as a result of a general increase in interest rates or perceptions of reduced credit quality of the U.S. government or otherwise, the value of the bonds underlying the iShares® Barclays 20+ Year Treasury Bond Fund will decline, which could have a negative impact on the performance of the Index and the return on your notes.

In addition, for the iShares® Barclays TIPS Bond Fund, if inflation is low, the benefit received from the inflation-protected feature of the underlying bonds may not sufficiently compensate you for their reduced yield.

•	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH HIGH-YIELD FIXED-INCOME SECURITIES, INCLUDING CREDIT RISK — The prices of the underlying bonds are significantly influenced by the creditworthiness of the issuers of the bonds. The bonds underlying the Bond ETFs may have their credit ratings downgraded, including in the case of the bonds included in the iShares® iBoxx $ Investment Grade Corporate Bond Fund, a downgrade from investment grade to non-investment grade status, or have their credit spreads widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the underlying bonds may suffer significant and rapid price declines. These events may affect only a few or a large number of the underlying bonds. For example, during the recent credit crisis in the United States, credit spreads widened significantly as the market demanded very high yields on corporate bonds and, as a result, the prices of bonds dropped significantly. There can be no assurance that some or all of the factors that contributed to this credit crisis will not continue or return during the term of the notes, and, consequently, depress the price, perhaps significantly, of the securities that compose the Bond ETFs.

Further, the iShares® iBoxx $ High Yield Corporate Bond Fund is designed to provide a representation of the U.S. dollar high yield corporate market and is therefore subject to high yield securities risk, being the risk that securities that are rated below investment grade (commonly known as “junk bonds,” including those bonds rated at BB+ or lower by S&P or Fitch or Ba1 or lower by Moody’s) may be more volatile than higher-rated securities of similar maturity. High yield securities may also be subject to greater levels of credit or default risk than higher-rated securities. The value of high yield securities can be adversely affected by overall economic conditions, such as an economic downturn or a period of rising interest rates, and high yield securities may be less liquid and more difficult to sell at an advantageous time or price or to value than higher-rated securities. In particular, high yield securities are often issued by smaller, less creditworthy companies or by highly leveraged (indebted) firms, which are generally less able than more financially stable firms to make scheduled payments of interest and principal.

•	INVESTMENTS RELATED TO THE VALUE OF COMMODITIES TEND TO BE MORE VOLATILE THAN TRADITIONAL NOTE INVESTMENTS — The market values of commodities tend to be highly volatile. Commodity market values are not related to the value of a future income or earnings stream, as tends to be the case with fixed-income and equity investments, but are subject to variables that are specific to commodities markets. These factors may have a larger
JPMorgan Structured Investments —	PS-11
Market-Linked Notes with Contingent Coupons Linked to the JPMorgan ETF Efficiente 5 Index

impact on commodity prices and commodity-linked instruments than on traditional notes. These variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional notes. These and other factors may affect the values of the constituents included from time to time in the Index, and thus the value of your notes, in unpredictable or unanticipated ways. The high volatility and cyclical nature of commodity markets may render these investments inappropriate as the focus of an investment portfolio.

•	HIGHER FUTURE PRICES OF THE COMMODITY FUTURES CONTRACTS CONSTITUTING THE iSHARES® S&P GSCI™ COMMODITY-INDEXED TRUST RELATIVE TO THEIR CURRENT PRICES MAY DECREASE THE AMOUNT PAYABLE AT MATURITY — As the exchange-traded futures contracts that compose the iShares® S&P GSCI™ Commodity-Indexed Trust approach expiration, they are replaced by contracts that have a later expiration. If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” There can be no assurance that backwardation will exist at times that are advantageous, with respect to your interests as a holder of the notes, to the valuation of the iShares® S&P GSCI™ Commodity-Indexed Trust. Moreover, certain commodities, such as gold, have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango in the commodity markets could result in negative “roll yields,” which could adversely affect the price of shares of the iShares® S&P GSCI™ Commodity-Indexed Trust and, therefore, the level of the Index and the value of your notes.
•	Risks associated with the real Estate industry will affect the value of your NOTES — The iShares® Dow Jones Real Estate Index Fund, one of the Basket Constituents composing the Index, holds a variety of real estate-related securities. The following are some of the conditions that might impact the value of the securities held by the iShares® Dow Jones Real Estate Index Fund and the value of the iShares® Dow Jones Real Estate Index Fund, and accordingly, the level of the Index and the value of your notes:
•	a decline in the value of real estate properties;
•	increases in property and operating taxes;
•	increased competition or overbuilding;
•	a lack of available mortgage funds or other limits on accessing capital;
•	tenant bankruptcies and other credit problems;
•	changes in zoning laws and governmental regulations;
•	changes in interest rates; and
•	uninsured damages from floods, earthquakes or other natural disasters.

The difficulties described above could cause an upturn or a downturn in the real estate industry generally or regionally and could cause the value of the securities held by the iShares® Dow Jones Real Estate Index Fund and thus the value of the iShares® Dow Jones Real Estate Index Fund to decline or remain flat during the term of the notes, which may adversely affect the level of the Index and the value of your notes.

•	An investment in the NOTES is subject to risks associated with small capitalization stocks — The equity securities held by the iShares® Russell 2000 Index Fund and included in the Russell 2000® Index have been issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions. The stocks of small capitalization companies may be thinly traded and thus may be difficult for the iShares® Russell 2000 Index Fund to buy and sell.
•	THE MARKET PRICE OF GOLD WILL AFFECT THE VALUE OF THE NOTES — Because the Index is linked in part to the performance of the price of gold, we expect that generally the market value of the notes will depend in part on the market price of gold. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market.
•	THE BASKET CONSTITUENTS COMPOSING THE INDEX MAY BE REPLACED BY A SUBSTITUTE ETF OR INDEX — Following the occurrence of certain extraordinary events with respect to a Basket Constituent, the affected Basket Constituent may be replaced by a substitute ETF or index. If the index calculation agent determines in its discretion that no suitable substitute ETF or index is available for an affected Basket Constituent (other than the Cash
JPMorgan Structured Investments —	PS-12
Market-Linked Notes with Contingent Coupons Linked to the JPMorgan ETF Efficiente 5 Index

Constituent), then the index calculation agent will replace such Basket Constituent with the Cash Constituent as its substitute. Under such circumstances, the aggregate weight of the Cash Constituent in the Index may be greater than the maximum 50% weight limit allocated to the Cash Constituent because a portion of such aggregate weight would be subject to the separate maximum weight limit specific to the affected Basket Constituent. The substitution of a Basket Constituent may affect the performance of the Index, and therefore, the return on the notes, as the replacement Basket Constituent may perform significantly better or worse than the affected Basket Constituent.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the Index closing level on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:
•	the actual and expected volatility in the Index and the Basket Constituents;
•	the time to maturity of the notes;
•	the dividend rate on the equity securities underlying some of the Basket Constituents;
•	the market price of gold and the market price of the physical commodities upon which the commodity futures contracts that compose some of the Basket Constituents are based;
•	interest and yield rates in the market generally;
•	foreign currency exchange rates;
•	a variety of economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
•	STANDARD & POOR’S DOWNGRADE OF THE U.S. GOVERNMENT’S CREDIT RATING, AND ANY FUTURE DOWNGRADES BY CREDIT RATING AGENCIES, MAY ADVERSELY AFFECT THE PERFORMANCE OF THE INDEX AND THE NOTES — On August 6, 2011, Standard & Poor’s Ratings Services (“Standard & Poor’s”), downgraded the U.S. government’s credit rating from AAA to AA+. Additionally, Standard & Poor’s and Moody’s Investor Services, Inc. have assigned a negative outlook on the U.S. government’s credit rating, meaning that the agencies may downgrade the U.S. government’s credit rating in the next year or two. The downgrade has increased and may continue to increase volatility in the global equity and credit markets, which may adversely affect the levels of the ETF Constituents. Future downgrades by credit ratings agencies may also increase this volatility. These events may also increase short-term borrowing costs, including the 3-month LIBOR rate underlying the Cash Constituent, which will adversely affect the level of the Index. All of the above may adversely affect the performance of the Index and the notes.
JPMorgan Structured Investments —	PS-13
Market-Linked Notes with Contingent Coupons Linked to the JPMorgan ETF Efficiente 5 Index

What Is the Payment at Maturity, Assuming a Range of Performances for the Index?

The following table and examples illustrate the payment at maturity (including, where relevant, the payment of the Additional Amount) for a $1,000 principal amount note for a hypothetical range of performances for the Index Return from -80% to +80%, reflect the Participation Rate of 100% and the Coupon Rate of 3.35% per annum, payable at a rate of 0.8375% per quarter, and assume an Initial Index Level of 120 (the actual Initial Index level is specified on the cover of this pricing supplement). See “What Are the Contingent Coupons on the Notes, Assuming a Range of Performances for the Index?” for examples of how Contingent Coupons are payable, if at all, during the term of the notes.

The following results are based solely on the hypothetical examples cited and assume that a commodity hedging disruption event has not occurred during the term of the notes. Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Index Level	Index Return	Index Return × Participation Rate (100%)	Additional Amount		Final Contingent Coupon		Principal		Payment at Maturity
216.00	80.00%	80.00%	$800.00	+	$8.375	+	$1,000.00	=	$1,808.375
204.00	70.00%	70.00%	$700.00	+	$8.375	+	$1,000.00	=	$1,708.375
192.00	60.00%	60.00%	$600.00	+	$8.375	+	$1,000.00	=	$1,608.375
180.00	50.00%	50.00%	$500.00	+	$8.375	+	$1,000.00	=	$1,508.375
168.00	40.00%	40.00%	$400.00	+	$8.375	+	$1,000.00	=	$1,408.375
156.00	30.00%	30.00%	$300.00	+	$8.375	+	$1,000.00	=	$1,308.375
144.00	20.00%	20.00%	$200.00	+	$8.375	+	$1,000.00	=	$1,208.375
138.00	15.00%	15.00%	$150.00	+	$8.375	+	$1,000.00	=	$1,158.375
132.00	10.00%	10.00%	$100.00	+	$8.375	+	$1,000.00	=	$1,108.375
126.00	5.00%	5.00%	$50.00	+	$8.375	+	$1,000.00	=	$1,058.375
120.00	0.00%	N/A	$0.00	+	$8.375	+	$1,000.00	=	$1,008.375
114.00	-5.00%	N/A	$0.00	+	N/A	+	$1,000.00	=	$1,000.000
108.00	-10.00%	N/A	$0.00	+	N/A	+	$1,000.00	=	$1,000.000
102.00	-15.00%	N/A	$0.00	+	N/A	+	$1,000.00	=	$1,000.000
96.00	-20.00%	N/A	$0.00	+	N/A	+	$1,000.00	=	$1,000.000
84.00	-30.00%	N/A	$0.00	+	N/A	+	$1,000.00	=	$1,000.000
72.00	-40.00%	N/A	$0.00	+	N/A	+	$1,000.00	=	$1,000.000
60.00	-50.00%	N/A	$0.00	+	N/A	+	$1,000.00	=	$1,000.000
48.00	-60.00%	N/A	$0.00	+	N/A	+	$1,000.00	=	$1,000.000
36.00	-70.00%	N/A	$0.00	+	N/A	+	$1,000.00	=	$1,000.000
24.00	-80.00%	N/A	$0.00	+	N/A	+	$1,000.00	=	$1,000.000

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how a payment at maturity set forth in the table above is calculated.

Example 1: The level of the Index increases from the Initial Index Level of 120 to an Ending Index Level of 144. Because the Ending Index Level of 144 is greater than the Initial Index Level of 120 and the Index Return is 20%, the Additional Amount is equal to $200, a Contingent Coupon of $8.375 is payable at maturity, and the payment at maturity is equal to $1,208.375 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 20% × 100%) + $8.375 = $1,208.375

Example 2: The level of the Index decreases from the Initial Index Level of 120 to an Ending Index Level of 96. Because the Ending Index Level of 96 is lower than the Initial Index Level of 120, the Additional Amount is $0, no Contingent Coupon is payable at maturity, and the payment at maturity per $1,000 principal amount note is the principal amount of $1,000.

Example 3: The level of the Index neither increases nor decreases from the Initial Index Level of 120. Because the Ending Index Level of 120 is equal to the Initial Index Level of 120, the Additional Amount is $0, a Contingent Coupon of $8.375 is payable at maturity, and the payment at maturity is equal to $1,008.375 per $1,000 principal amount note.

JPMorgan Structured Investments —	PS-14
Market-Linked Notes with Contingent Coupons Linked to the JPMorgan ETF Efficiente 5 Index

The following graph demonstrates the hypothetical total return on the notes at maturity (assuming no Contingent Coupons are paid prior to the maturity date) for a subset of the Index Returns detailed in the table on the previous page (-30% to 40%). The numbers appearing in the graph have been rounded for ease of analysis.

What Are the Contingent Coupons on the Notes, Assuming a Range of Performances for the Index?

The following table and examples illustrate the Contingent Coupons for a $1,000 principal amount note for a hypothetical range of performances for the Index appreciation/depreciation on the Relevant Coupon Payment Date from -80% to +80%, reflect the Coupon Rate of 3.35% per annum, payable at a rate of 0.8375% per quarter, and assume an Initial Index Level of 120 (the actual Initial Index Level is specified on the cover of this pricing supplement).

The following results are based solely on the hypothetical examples cited and assume that a commodity hedging disruption event has not occurred during the term of the notes. Each hypothetical Contingent Coupon set forth below is for illustrative purposes only and may not be the actual Contingent Coupon applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Index Closing Level on the relevant Coupon Review Date	Index Appreciation / Depreciation on the relevant Coupon Review Date	Contingent Coupon payable on the applicable Coupon Payment Date
216.00	80.00%	$8.375
204.00	70.00%	$8.375
192.00	60.00%	$8.375
180.00	50.00%	$8.375
168.00	40.00%	$8.375
156.00	30.00%	$8.375
144.00	20.00%	$8.375
138.00	15.00%	$8.375
132.00	10.00%	$8.375
126.00	5.00%	$8.375
120.00	0.00%	$8.375
114.00	-5.00%	N/A
108.00	-10.00%	N/A
102.00	-15.00%	N/A
96.00	-20.00%	N/A
84.00	-30.00%	N/A
72.00	-40.00%	N/A
60.00	-50.00%	N/A
48.00	-60.00%	N/A
36.00	-70.00%	N/A
24.00	-80.00%	N/A
JPMorgan Structured Investments —	PS-15
Market-Linked Notes with Contingent Coupons Linked to the JPMorgan ETF Efficiente 5 Index

Hypothetical Examples of Contingent Coupons

The following examples illustrate how Contingent Coupons are calculated.

Example 1: The Index closing level on sixteen Coupon Review Dates is greater than or equal to the Initial Index Level.

Coupon Review Date	Index Closing Level	Coupon
First	113.00	$0.000
Second	120.00	$8.375
Third	113.00	$0.000
Fourth	114.00	$0.000
Fifth	122.00	$8.375
Sixth	114.00	$0.000
Seventh	120.00	$8.375
Eighth	113.00	$0.000
Ninth	112.00	$0.000
Tenth	123.00	$8.375
Eleventh	113.00	$0.000
Twelfth	120.00	$8.375
Thirteenth	113.00	$0.000
Fourteenth	114.00	$0.000
Fifteenth	122.00	$8.375
Sixteenth	114.00	$0.000
Seventeenth	120.00	$8.375
Eighteenth	113.00	$0.000
Nineteenth	112.00	$0.000
Twentieth	123.00	$8.375
Twenty-First	113.00	$0.000
Twenty-Second	120.00	$8.375
Twenty-Third	113.00	$0.000
Twenty-Fourth	114.00	$0.000
Twenty-Fifth	122.00	$8.375
Twenty-Sixth	114.00	$0.000
Twenty-Seventh	120.00	$8.375
Twenty-Eighth	113.00	$0.000
Twenty-Ninth	112.00	$0.000
Thirtieth	123.00	$8.375
Thirty-First	113.00	$0.000
Thirty-Second	120.00	$8.375
Thirty-Third	113.00	$0.000
Thirty-Fourth	114.00	$0.000
Thirty-Fifth	122.00	$8.375
Thirty-Sixth	114.00	$0.000
Thirty-Seventh	120.00	$8.375
Thirty-Eighth	113.00	$0.000
Thirty-Ninth	112.00	$0.000
Fortieth	123.00	$8.375
Sum of Contingent Coupons:		$134.00

Explanation for Example 1

In example 1, because the Index closing level on sixteen of the Coupon Review Dates is greater than or equal to the Initial Index Level, the Contingent Coupon on each of those sixteen Coupon Payment Dates is $8.375, and the sum of the Contingent Coupons payable over the term of the notes is $134.

JPMorgan Structured Investments —	PS-16
Market-Linked Notes with Contingent Coupons Linked to the JPMorgan ETF Efficiente 5 Index

Example 2: The Index closing level on each Coupon Review Date is less than the Initial Index Level.

Coupon Review Date	Index Closing Level	Coupon
First	114.00	$0.00
Second	113.00	$0.00
Third	112.00	$0.00
Fourth	113.00	$0.00
Fifth	114.00	$0.00
Sixth	114.00	$0.00
Seventh	114.00	$0.00
Eighth	113.00	$0.00
Ninth	112.00	$0.00
Tenth	113.00	$0.00
Eleventh	114.00	$0.00
Twelfth	113.00	$0.00
Thirteenth	112.00	$0.00
Fourteenth	113.00	$0.00
Fifteenth	114.00	$0.00
Sixteenth	114.00	$0.00
Seventeenth	114.00	$0.00
Eighteenth	113.00	$0.00
Nineteenth	112.00	$0.00
Twentieth	113.00	$0.00
Twenty-First	114.00	$0.00
Twenty-Second	113.00	$0.00
Twenty-Third	112.00	$0.00
Twenty-Fourth	113.00	$0.00
Twenty-Fifth	114.00	$0.00
Twenty-Sixth	114.00	$0.00
Twenty-Seventh	114.00	$0.00
Twenty-Eighth	113.00	$0.00
Twenty-Ninth	112.00	$0.00
Thirtieth	113.00	$0.00
Thirty-First	114.00	$0.00
Thirty-Second	113.00	$0.00
Thirty-Third	112.00	$0.00
Thirty-Fourth	113.00	$0.00
Thirty-Fifth	114.00	$0.00
Thirty-Sixth	114.00	$0.00
Thirty-Seventh	114.00	$0.00
Thirty-Eighth	113.00	$0.00
Thirty-Ninth	112.00	$0.00
Fortieth	113.00	$0.00
Sum of Contingent Coupons:		$0.00

Explanation for Example 2

In example 2, because the Index closing level on each of the Coupon Review Dates is less than the Initial Index Level, the Contingent Coupon payable on each Coupon Payment Date is $0, and the sum of the Contingent Coupons payable over the term of the notes is $0.

JPMorgan Structured Investments —	PS-17
Market-Linked Notes with Contingent Coupons Linked to the JPMorgan ETF Efficiente 5 Index

Example 3: The Index closing level on each Coupon Review Date is greater than or equal to the Initial Index Level.

Coupon Review Date	Index Closing Level	Coupon
First	121.00	$8.375
Second	120.00	$8.375
Third	121.00	$8.375
Fourth	122.00	$8.375
Fifth	123.00	$8.375
Sixth	121.00	$8.375
Seventh	120.00	$8.375
Eighth	121.00	$8.375
Ninth	122.00	$8.375
Tenth	121.00	$8.375
Eleventh	121.00	$8.375
Twelfth	120.00	$8.375
Thirteenth	121.00	$8.375
Fourteenth	122.00	$8.375
Fifteenth	123.00	$8.375
Sixteenth	121.00	$8.375
Seventeenth	120.00	$8.375
Eighteenth	121.00	$8.375
Nineteenth	122.00	$8.375
Twentieth	121.00	$8.375
Twenty-First	121.00	$8.375
Twenty-Second	120.00	$8.375
Twenty-Third	121.00	$8.375
Twenty-Fourth	122.00	$8.375
Twenty-Fifth	123.00	$8.375
Twenty-Sixth	121.00	$8.375
Twenty-Seventh	120.00	$8.375
Twenty-Eighth	121.00	$8.375
Twenty-Ninth	122.00	$8.375
Thirtieth	121.00	$8.375
Thirty-First	121.00	$8.375
Thirty-Second	120.00	$8.375
Thirty-Third	121.00	$8.375
Thirty-Fourth	122.00	$8.375
Thirty-Fifth	123.00	$8.375
Thirty-Sixth	121.00	$8.375
Thirty-Seventh	120.00	$8.375
Thirty-Eighth	121.00	$8.375
Thirty-Ninth	122.00	$8.375
Fortieth	121.00	$8.375
Sum of Contingent Coupons:		$335.00

Explanation for Example 3

In example 3, because the Index closing level on each of the Coupon Review Dates is greater than or equal to the Initial Index Level, the Contingent Coupon on each Coupon Payment Date is $8.375, and the sum of the Contingent Coupons payable over the term of the notes is $335.

The hypothetical returns and hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-18
Market-Linked Notes with Contingent Coupons Linked to the JPMorgan ETF Efficiente 5 Index

Hypothetical Back-tested Data and Historical Information

The following graph sets forth the hypothetical back-tested performance of the Index based on the hypothetical back-tested weekly Index closing levels from January 4, 2008 through October 22, 2010 and the historical performance of the Index based on the Index closing levels from October 29, 2010 through May 24, 2013. The Index was established on October 29, 2010. The Index closing level on May 28, 2013 was 118.72. We obtained the Index closing levels below from Bloomberg Financial Markets, without independent verification. The data for the hypothetical back-tested performance of the Index set forth in the following graph are purely theoretical and do not represent the actual historical performance of the Index. For time periods prior to the launch of an ETF Constituent and that ETF Constituent’s initial satisfaction of a minimum liquidity standard, the hypothetical back-tested performance set forth in the following graph was calculated using alternative performance information derived from a related index, after deducting hypothetical fund fees, rather than the performance information for that ETF Constituent. See “Selected Risk Considerations — Hypothetical Back-tested Data Relating to the Index Do Not Represent Actual Historical Data and Are Subject to Inherent Limitations.”

The hypothetical back-tested and historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on any Coupon Review Date or the Observation Date. We cannot give you assurance that the performance of the Index will result in a positive return on your initial investment at maturity.

The hypothetical historical levels above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown.

Alternative modeling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the chart above.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the notes that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints, JPMS intends to offer to purchase the notes in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See footnote (3) on the front cover of this pricing supplement for additional information. For purposes of this pricing supplement, the second paragraph in “Use of Proceeds and Hedging” beginning on page PS-44 of the accompanying product supplement no. 6-I is deemed deleted in its entirety.

JPMorgan Structured Investments —	PS-19
Market-Linked Notes with Contingent Coupons Linked to the JPMorgan ETF Efficiente 5 Index

In addition, for purposes of this pricing supplement, the first two paragraphs under “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement no. 6-I are deemed deleted in their entirety and replaced with the following:

Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities LLC, as agent (an “Agent” or “JPMS”), UBS Financial Services Inc. (an “Agent” or “UBS”) and certain other agents that may be party to the Master Agency Agreement, as amended or supplemented, from time to time (each an “Agent” and collectively with JPMS and UBS, the “Agents”), each Agent participating in an offering of notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMS will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments —	PS-20
Market-Linked Notes with Contingent Coupons Linked to the JPMorgan ETF Efficiente 5 Index